Exhibit 3.2

Execution Version

OPERATING AGREEMENT OF CLECO CORPORATE HOLDINGS LLC Dated as of April 13, 2016

THE UNITS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

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OPERATING COMPANY AGREEMENT
OF
CLECO CORPORATE HOLDINGS LLC
This OPERATING COMPANY AGREEMENT (the “Agreement”) of Cleco Corporate Holdings LLC (the “Company”), is made and entered into by and among the Company and Cleco Group LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”), effective as of April 13, 2016 (the “Effective Date”). Capitalized terms used herein without definition have the respective meanings given to them in Section 1.01.
RECITALS
WHEREAS, the Company was formed as a corporation with the name “Cleco Corporation” on October 30, 1998 (the “Formation Date”);
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of October 17, 2014, by and among Cleco Partners, L.P., a Delaware limited partnership (the “Partnership”), the Company and Cleco MergerSub Inc., a Louisiana corporation (“MergerSub”) and an indirect, wholly-owned Subsidiary of the Partnership, on the date hereof, MergerSub merged with and into the Company (the “Merger”), and the Company became an indirect, wholly-owned Subsidiary of the Partnership;
WHEREAS, following the effectiveness of the Merger, but prior to the effectiveness of this Agreement, the Company converted into a limited liability company and changed its name to “Cleco Corporate Holdings LLC” pursuant to the Limited Liability Company Law of Louisiana (the “LaLLCL”) by the filing of the Articles of Entity Conversion together with the Articles of Organization of the converted entity (such Articles of Organization as amended from time to time, the “Articles”) with the office of the Secretary of State of the State of Louisiana (the “Secretary of State”); and
WHEREAS, the Company and the Member now desire to enter into this Agreement to set forth the rights, privileges and obligations of the Company and the Member.
NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth in this Agreement, the benefits to be derived therefrom, and other good and valuable consideration, the receipt and the sufficiency of which the Company and the Member acknowledge, the Company and the Member, by execution of this Agreement, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Advisor” means, in the case of any Person that is a Fund or the custodian or nominee for a Fund or is Controlled by a Fund, a manager, adviser or general partner that Controls such Fund (or a Person acting in a similar capacity).

“Affiliate” of any Person means any other Person directly or indirectly Controlled by, Controlling or under common Control with such Person; provided, that the Company and the Company’s Subsidiaries shall not be deemed to be Affiliates of any member of a General Partner Member Group or such member’s Advisor. Except as otherwise provided in Section 4.08(c), neither Macquarie Group nor any Subsidiary of Macquarie Group that is not a Macquarie Entity shall be deemed to be an Affiliate of a Macquarie Entity for purposes of this Agreement, but the Macquarie Entities shall be deemed to be Affiliates of each other for purposes of this Agreement.
“Agreement” has the meaning set forth in the preamble.
“Allocable General Partner Interest” in connection with any particular meeting or action by written consent of the Cleco Holdings Board means, with respect to any Designated Manager, the quotient of (a) the aggregate number of General Partner Membership Interests held by the General Partner Member Group of the General Partner Member(s) that designated such Manager, divided by (b) (i) in the event that at least one Manager designated by a General Partner Member of such General Partner Member Group is present at the applicable meeting or signs the applicable consent, the number of Managers designated by the General Partner Member(s) of such General Partner Member Group present at the applicable meeting or signing such consent (provided, that the “Allocable General Partner Interest” of each Manager designated by a General Partner Member of such General Partner Member Group who is not present at the applicable meeting or does not sign the applicable consent shall be zero (0)); or (ii) in the event that no Managers designated by a General Partner Member of such General Partner Member Group are present at the applicable meeting or sign the applicable consent, the total number of Managers designated by the General Partner Member(s) of such General Partner Member Group.
“Alternate Manager” has the meaning assigned to it in the General Partner Agreement.
“Articles” has the meaning set forth in the recitals.
“Board Extraordinary Consent” means the affirmative vote or written consent of the Managers representing more than ninety-one percent (91%) of the Deemed Cleco Holdings Interests and including, for so long as (i) required by applicable Law and (ii) there is at least one Independent Manager serving on the Cleco Holdings Board, the affirmative vote of at least one Independent Manager.
“Board Extraordinary Consent Matter” means each action or matter, any consent or approval of which, pursuant to the provisions of this Agreement, requires Board Extraordinary Consent.
“Board Majority Consent” means the affirmative vote or written consent of the Managers representing a majority of the Deemed Cleco Holdings Interests and including, for so long as (i) required by applicable Law and (ii) there is at least one Independent Manager serving on the Cleco Holdings Board, the affirmative vote of at least one Independent Manager.
“Board Observer” has the meaning assigned to it in the General Partner Agreement.
“Board Quorum” has the meaning set forth in Section 4.05(a).

“Board Special Consent” means the affirmative vote or written consent of the Managers representing more than sixty percent (60%) of the Deemed Cleco Holdings Interests and including (i) the affirmative vote or written consent of Managers designated by at least two (2) unaffiliated General Partner Members and (ii) for so long as (x) required by applicable Law and (y) there is at least one Independent Manager serving on the Cleco Holdings Board, the affirmative vote of at least one Independent Manager.
“Board Special Consent Matter” means each action or matter, any consent or approval of which, pursuant to the provisions of this Agreement, requires Board Special Consent.
“Board Supermajority Consent” means the affirmative vote or written consent of the Managers representing more than seventy-five percent (75%) of the Deemed Cleco Holdings Interests and including (other than for purposes of Section 4.02(c)) for so long as (i) required by applicable Law and (ii) there is at least one Independent Manager serving on the Cleco Holdings Board, the affirmative vote of at least one Independent Manager.
“Board Supermajority Consent Matter” means each action or matter, any consent or approval of which, pursuant to the provisions of this Agreement, requires Board Supermajority Consent.
“Business Days” means any day other than a Saturday, a Sunday or a legal holiday recognized or declared as such by the government of the United States of America, the State of New York or the State of Louisiana, on which banks are generally open for business in New York City and Baton Rouge, Louisiana.
“Capital” means, at the time of determination, the amount of Cash and the Fair Market Value of any property (other than Cash) contributed to the Company by the Member pursuant to the terms of this Agreement (reduced by the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company).
“Capital Contribution” means any amount of Capital contributed to the Company by the Member pursuant to the terms of this Agreement.
“Cash” means cash or Cash Equivalents.
“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government; (ii) certificates of deposits or bankers acceptances with maturities of one (1) year or less from institutions with at least $1 billion in capital and surplus and whose long-term debt is rated at least “A-1” by Moody’s or the equivalent by Standard & Poor’s; and (iii) investments in Funds investing at least ninety-five percent (95%) of their assets in cash or assets of the types described in clauses (i) through (ii) above.
“CEO” means the chief executive officer of the Company, who shall be the same Person who is the chief executive officer of the Member.
“CEO Manager” has the meaning set forth in Section 4.02(d).

“CFO” means the chief financial officer of the Company, who shall be the same Person who is the chief financial officer of the Member.
“Chairman” has the meaning set forth in Section 4.02(e).
“Cleco Group Agreement” means the limited liability company agreement of the Member, as amended or restated from time to time in accordance with its terms.
“Cleco Group Board” means the board of managers of the Member.
“Cleco Holdings Board” has the meaning set forth in Section 4.01(a).
“Cleco Power” means Cleco Power LLC, a Louisiana limited liability company.
“Cleco Power Board” means the board of managers of Cleco Power.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax code.
“Company” has the meaning set forth in the Preamble.
“Conflict” has the meaning set forth in Section 4.08(a).
“Control” means (a) the beneficial ownership of fifty percent (50%) or more of the voting power of a Person, by contract or otherwise, (b) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise, which, for the avoidance of doubt, shall include through a Person’s capacity as general partner, manager, member, managing member, trustee, responsible entity, nominee, or adviser or otherwise, or (c) the power to appoint or remove a majority of the directors of a Person (or Persons holding a similar position in any Person that is not a corporation). The terms “Controls,” “Controlling,” “Controlled by,” “under common Control with” have correlative meanings.
“Deemed Cleco Holdings Interests” means, for any Manager, at the time of determination, (a) in the case of each Designated Manager, the Allocable General Partner Interest of such Designated Manager, or (b) in the case of any Independent Manager or the CEO Manager, one.
“Designated Affiliate” has the meaning assigned to it in the General Partner Agreement.
“Designated Manager” has the meaning set forth in Section 4.02(b).
“Dispute” has the meaning set forth in Section 10.07(a).
“Distributable Cash” has the meaning assigned to it in the Limited Partnership Agreement.

“Distribution Policy” has the meaning assigned to it in the Limited Partnership Agreement.
“Effective Date” has the meaning set forth in the preamble.
“Fair Market Value” means the fair market value of the asset in question as determined by an independent valuation expert appointed by the Cleco Holdings Board, which independent valuation expert shall be (i) one of the institutions listed on Exhibit E (or a successor thereof), in the order of priority set forth on Exhibit E, or (ii) if none of the institutions listed on Exhibit E can practicably be engaged, a major independent investment bank or accounting firm of international reputation with experience valuing companies carrying on businesses of the type carried on by the Company and its Subsidiaries.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.01.
“Formation Date” has the meaning set forth in the recitals.
“Flagged Contract” has the meaning set forth in Section 4.08(c).
“Fund” means any unit trust, investment trust, investment company, limited partnership, general partnership or other collective investment scheme, pension fund, insurance company or any corporate or other entity, in each case, the business, operations or assets of which are managed professionally for investment purposes.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“General Partner” means Cleco Partners GP LLC, a Delaware limited liability company.
“General Partner Agreement” means the limited liability company agreement of the General Partner, as amended or restated from time to time in accordance with its terms.
“General Partner Member” means a member of the General Partner.
“General Partner Member Group” means, at the time of determination, a General Partner Member, together with all of its Affiliates that at such time hold General Partner Membership Interests or limited partnership interests in the Partnership.
“General Partner Membership Interests” means the units representing a fractional part of the membership interests of the General Partner, issued in accordance with the General Partner Agreement.
“Governmental Authority” means any federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body).

“Group” means a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (as amended).
“ICC Court” has the meaning set forth in Section 10.07(a).
“ICC Rules” has the meaning set forth in Section 10.07(a).
“Indemnified Persons” has the meaning set forth in Section 5.03(a).
“Independent Manager” means, an individual who (i) is not a Representative or Affiliate of, or Advisor to, the Member, the Partnership, the General Partner, or any Person who is a limited partner of the Partnership or a General Partner Member (or any Affiliates of any of the foregoing) (other than in the capacity of an “Independent Manager” of the Member or any of its Subsidiaries, as such term is defined in the Cleco Group Agreement or the governing documents of the applicable Subsidiary), (ii) is not, and has not been within the last three (3) years, an employee of the Company or any of its Affiliates, (iii) is not a Designated Manager and (iv) otherwise qualifies as an independent Manager under applicable Law.
“Interested Member” has the meaning set forth in Section 4.08(b).
“LaLLCL” has the meaning set forth in the recitals.
“Law” means any statute, constitution, treaty, law (including common law and securities law), ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction, ruling or decree of any Governmental Authority.
“Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership, as amended or restated from time to time in accordance with its terms.
“Louisiana Binding Arbitration Law” has the meaning set forth in Section 10.07(a).
“LPSC” means the Louisiana Public Service Commission.
“Macquarie Entity” means any fund, managed account, similar investment vehicle, or alternate investment vehicle or parallel vehicle of MIP III formed by MIP III in accordance with its partnership agreement, MIRA Inc., any Subsidiary of the Macquarie Group that is within MIRA and any other Person Controlled by MIRA Inc. or any Subsidiary of the Macquarie Group that is within MIRA.
“Macquarie Group” means Macquarie Group Limited (ASX: MQG).
“Manager” has the meaning set forth in Section 4.01(a).
“Member” has the meaning set forth in the preamble.
“Member Indemnitor” has the meaning set forth in Section 4.08(b).

“Merger” has the meaning set forth in the recitals.
“MergerSub” has the meaning set forth in the recitals.
“MIP III” means Macquarie Infrastructure Partners III, L.P.
“MIRA” means Macquarie Infrastructure and Real Assets, an operating division of Macquarie Group.
“MIRA Inc.” means Macquarie Infrastructure and Real Assets Inc., a Delaware corporation.
“Non-Voting Observer” means each Person designated as a non-voting observer of the Cleco Holdings Board in compliance with the terms of the General Partner Agreement.
“Officer” means any Person designated as an officer of the Company pursuant to Section 4.09.
“Partnership” has the meaning set forth in the recitals.
“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, joint stock company, Governmental Authority or other entity or organization of any kind or nature.
“Related Party Contract” has the meaning set forth in Section 4.08(b).
“Relevant Holding” has the meaning given to such term in the General Partner Agreement.
“Representatives” means, with respect to any Person, any of such Person’s, or its Affiliates’, directors, managers, officers, employees, and general partners and their respective Affiliates.
“Resolution Period” has the meaning set forth in Section 10.07(a).
“Secretary” means the secretary of the Company.
“Secretary of State” has the meaning set forth in the recitals.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Tax” means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.
“Treasurer” means the treasurer of the Company.
“Unit” means a unit representing a fractional part of the membership interests of the Company, all of which shall be of a single class.
Section 1.02    Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits and Schedules are to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time. Unless the context otherwise requires:
(a)    all references to “$” or “dollars” shall mean United States dollars, unless stated otherwise;
(b)    a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;
(c)    the use of the terms “include” and “including” mean “include, without limitation” and “including, without limitation”, respectively;
(d)    the word “or” shall be disjunctive but not exclusive;

(e)    unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the day immediately preceding the starting date (for example, one month following February 18 is March 18, one (1) month following March 31 is April 30 and one (1) year following February 28 is February 29 if a leap year and otherwise, February 28); and
(f)    a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamation, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Authority with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute, in each case, as in effect from time to time.
The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
ARTICLE II
ORGANIZATION
Section 2.01    Organization. The Member hereby (i) approves and ratifies the filing of the Articles of Entity Conversion together with the Articles in the office of the Secretary of State, including all amendments and restatements thereof through the Effective Date and (ii) confirms and agrees to its status as a member of the Company as set forth herein. Pursuant to the LaLLCL, the Member and the Company hereby adopt this Agreement to govern and control the contractual relationship between them. Accordingly, the rights and liabilities of the Member and the Company shall be as provided herein. These rights and liabilities supplement and are in addition to the rights set forth in the Articles; provided, however, that in the event of a conflict between any of the provisions of this Agreement and those contained in the Articles, the Articles shall control.
Section 2.02    Name. The name of the Company is “Cleco Corporate Holdings LLC”. Company business shall be conducted in such name or such other names that comply with applicable Law as the Cleco Holdings Board may select from time to time, in accordance with applicable Law.
Section 2.03    Registered Office; Principal Place of Business. Both the registered office in Louisiana and the principal business office of the Company shall be located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360, or at such other location as may be designated by the Cleco Holdings Board from time to time.
Section 2.04    Other Offices. The Company may have such other offices as the Cleco Holdings Board may determine appropriate.
Section 2.05    Purpose; Powers. The Company is organized for the purposes of conducting any lawful business for which limited liability companies may be formed under

Louisiana law. The Company shall possess all powers and may exercise all of the powers and privileges granted by the LaLLCL or by any other Law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
Section 2.06    Foreign Qualification Governmental Filings. The Cleco Holdings Board shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in any state (other than Louisiana) in which the Company conducts business. Each Officer is authorized, on behalf of the Company, to execute, acknowledge, swear to and deliver all certificates and other instruments as may be necessary or appropriate in connection with such qualifications. Further, the Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.
Section 2.07    Term. The Company commenced on the Formation Date and shall continue in existence until dissolution of the Company in accordance with this Agreement and as provided in the LaLLCL.
Section 2.08    Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Member shall not have any ownership interest in such Company assets or any portion thereof. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.
Section 2.09    Company Status. The Member intends that the Company shall be treated as a disregarded entity for federal, state and local Tax purposes. The Company, the Member and the Partnership shall make any additional Tax election necessary to effectuate the treatment described in the immediately preceding sentence; provided that each of the Company, the Member and the Partnership acknowledge and agree that the default tax classification of the Company is a disregarded entity, and no such Tax election is necessary as of the date hereof to effectuate the Member’s intent. The Member and the Company shall file all Tax returns and shall otherwise take all Tax and financial reporting positions in a manner consistent with such treatment.
ARTICLE III
MEMBER
Section 3.01    Member. The name and contact information of the Member, as of the Effective Date, are set forth on Exhibit B attached hereto and incorporated herein. The Capital Contribution of the Member and number of outstanding Units, each as of the Effective Date, are set forth on Exhibit A attached hereto and incorporated herein. The Cleco Holdings Board is hereby authorized to correct or amend Exhibit A and Exhibit B, as appropriate, to reflect (i) the amount of any Capital Contribution actually made by the Member, (ii) the accurate number of outstanding Units, or (iii) any change in the name or contact information of the Member. Such correction or amendment may be made from time to time as and when the Cleco Holdings Board considers it appropriate. The failure of the Cleco Holdings Board to so correct or amend Exhibit A or Exhibit B shall in no manner adversely affect the rights of any Person pursuant to this Agreement and applicable Law. Notwithstanding the foregoing, absent manifest error, the ownership interests recorded on Exhibit A shall be conclusive record of the Units that have been issued and are outstanding and the ownership thereof, by the Member, and it shall not be necessary for the Member to have a certificate evidencing its Units.
Section 3.02    Meeting of Member. There is no requirement for the Company to hold an annual meeting. Meetings of the Member may be held at such times as may be determined by the Member. Any action permitted or required by applicable Law or this Agreement to be taken at a meeting of the Member may be taken without a meeting by the written consent of the Member. Such consent shall have the same force and effect as an affirmative vote of the Member at a duly constituted meeting.
Section 3.03    Liability to Third Parties. Except as provided by applicable Law, the Member shall not have any personal liability whatsoever in its capacity as the Member, whether to the Company or to any creditor of the Company for the debts, liabilities, contracts, or other obligations of the Company for any losses of the Company.
ARTICLE IV
MANAGEMENT
Section 4.01    Cleco Holdings Board.
(a)    The Company shall be managed by a board of managers (the “Cleco Holdings Board”, each member of the Cleco Holdings Board, a “Manager” and such managers collectively, the “Managers”) according to this Article IV. Except with respect to certain consent requirements required by the LaLLCL or provided for in the Cleco Group Agreement, the Limited Partnership Agreement or the General Partner Agreement, neither the Member nor any of its Affiliates, by virtue of the Member’s status as a member of the Company, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company. Except as provided for or required by, and subject to compliance with, the LaLLCL, the Cleco Group Agreement, the Limited Partnership Agreement and the General Partner Agreement, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Cleco Holdings Board in accordance with this Agreement and (ii) the Cleco Holdings Board shall exercise such powers in compliance with this Agreement and ensure that all organizational formalities are observed with respect to the Company. Under the direction of the Cleco Holdings Board, certain activities of the Company shall be conducted on the Company’s behalf by the Officers as specified and authorized by the Cleco Holdings Board. In addition to the powers specifically granted under any other provision of this Agreement, the Cleco Holdings Board shall have (subject to the LaLLCL and all consent rights and other limitations in this Agreement, the Cleco Group Agreement, the General Partner Agreement and the Limited Partnership Agreement) full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company. Any Person dealing with the Company may rely on the authority of the Cleco Holdings Board or the Officers in taking any action in the name of the

Company without inquiry into the provisions of this Agreement or compliance with it, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.
(b)    The Company shall pay such additional compensation to Independent Managers as the Cleco Holdings Board so determines, acting by Board Supermajority Consent. The Company shall reimburse the reasonable travel (including business class travel if longer than four (4) hours, but not first class, unless business class is unavailable), accommodation and other expenses incurred by each Manager (or Alternate Manager) attending meetings of the Cleco Holdings Board.
Section 4.02    Composition of the Cleco Holdings Board.
(a)    Total Composition. Initially, the Cleco Holdings Board shall consist of eight (8) natural persons and shall be composed of the individuals set forth on Exhibit C-1 to this Agreement. At or prior to the close of business on the Effective Date, the Cleco Holdings Board shall be expanded to consist of up to seventeen (17) natural persons, up to five (5) of whom may be Independent Managers. The composition of the Cleco Holdings Board as of the close of business on the Effective Date shall be as set forth on Exhibit C-2 to this Agreement.
(b)    Designated Managers. The Company and the Member agree to and shall cause the appointment of each manager (each such manager, a “Designated Manager”) and each Alternate Manager who has been designated as a Manager or an Alternate Manager of the Cleco Holdings Board in accordance with the terms of the General Partner Agreement. Each Designated Manager shall serve until replaced or removed in accordance with the terms of the General Partner Agreement and Section 4.03.
(c)     Independent Managers. The Cleco Holdings Board shall appoint as an Independent Manager each Person then serving as an “Independent Manager” (as defined in the Cleco Group Agreement) on the Cleco Group Board. The remuneration and other terms of appointment of any Independent Managers shall be Board Supermajority Consent Matters. Each Independent Manager shall serve for a term of one (1) year and until his or her successor is duly elected and qualified, unless he or she resigns, dies, or is removed before his or her term expires in accordance with the terms of Section 4.03.
(d)    CEO Manager. The Cleco Holdings Board may appoint the then-current CEO as a Manager of the Cleco Holdings Board (the “CEO Manager”) by Board Supermajority Consent. The CEO Manager shall serve for a term consistent with his or her term as CEO, unless he or she resigns, dies or is removed from his or her position as a Manager by the Cleco Holdings Board, acting by Board Supermajority Consent, before his or her term expires.
(e)    Chairman. The Cleco Holdings Board shall appoint as Chairman of the Cleco Holdings Board (the “Chairman”) the Person (who shall also be an Independent Manager) then serving as “Chairman” (as defined in the Cleco Group Agreement) on the Cleco Group Board, who shall serve for a term consistent with his or her term as a Manager, unless he or she resigns, dies or is removed from such position by the Cleco Holdings Board, acting by Board Supermajority Consent, before his or her term expires.

Section 4.03    Resignation; Removal and Vacancies.
(a)    Each Designated Manager may be removed or replaced at any time by the Member at the direction or request and in the sole discretion of the General Partner Member(s) (or a Designated Affiliate thereof) that designated such Manager, in compliance with the terms of the General Partner Agreement. Immediately upon such time that a General Partner Member Group ceases to retain a Relevant Holding with respect to any Designated Manager, the General Partner Member(s) of such General Partner Member Group will take all actions as may be necessary to remove or cause the removal or resignation of the appropriate Designated Manager, effective as of the date that such General Partner Member Group ceased to retain such Relevant Holding, and in the event that such General Partner Member(s) fail to remove or cause the removal or resignation required by this sentence prior to the next meeting of the Cleco Holdings Board, then the Cleco Holdings Board shall have the right to remove one (1) or more Designated Managers designated by such General Partner Member(s) such that the total number of Designated Managers designated by such General Partner Member(s) corresponds to the number of Relevant Holdings then held by such General Partner Member Group.
(b)    An Independent Manager may be removed or replaced prior to the end of his or her term by Board Supermajority Consent.
(c)    Any Manager may resign at any time by giving written notice to the Cleco Holdings Board. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
(d)    A Manager shall be removed from the Cleco Holdings Board if, at any time, such Manager is the subject of civil or criminal charges instituted by a Governmental Authority based upon allegations of breach or violation of securities laws or the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., or is indicted, convicted or enters a plea of no contest or nolo contendere to any felony involving moral turpitude.
Section 4.04    Meetings of the Cleco Holdings Board.
(a)    Managers shall use commercially reasonable efforts to agree on mutually convenient dates for each regular meeting of the Cleco Holdings Board, which shall be held at least quarterly. Special meetings of the Cleco Holdings Board may be called by any of the Managers.
(b)    Notice of the time and place of any regular meeting of the Cleco Holdings Board shall be given to each Manager (and each Alternate Manager) at least five (5) days but no more than thirty (30) days prior to the meeting. Special meetings of the Cleco Holdings Board may be called by providing at least five (5) days’ notice to each Manager (and each Alternate Manager) prior to the meeting. Notice of a meeting must include an agenda for the meeting that identifies any items to be acted upon and includes the appropriate background information. Any Manager may waive notice of any meeting by the execution of a written waiver prior or subsequent to such meeting. The attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Cleco Holdings Board, need be specified in the waiver of notice of such meeting. Notice may be given by mail to a physical mail address provided in writing by a Manager, by electronic mail to an electronic mail address provided in writing by a Manager, by facsimile to a facsimile number provided in writing by a Manager, by internationally recognized overnight courier to an address specified in writing by a Manager, by personal delivery, or by any electronic, oral or telephone communication that conveys actual notice.
(c)    The Company and the Member acknowledge and agree that any Board Observer appointed by a General Partner Member or a Designated Affiliate thereof in accordance with the terms of the General Partner Agreement shall have the right to attend any meeting of the Cleco Holdings Board or any committee thereof as a non-voting observer. Each Board Observer shall have the right to receive copies of all written materials (including copies of meeting minutes) given to Managers in connection with such meetings at the same time and in the same manner as such materials are given to Managers (and if the Cleco Holdings Board or any committee thereof proposes to act by written consent, such Board Observer shall have the right to receive copies of all notices and written materials given to Managers in connection with such action at the same time and in the same manner as such notices and materials are given to Managers); provided, that the Company may exclude any such Board Observer from access to any material or meeting or portion thereof if the Cleco Holdings Board reasonably believes that such exclusion is necessary to preserve the attorney-client privilege or to protect highly confidential proprietary information or as the result of a Conflict between the General Partner Member or its Affiliates appointing such Board Observer and the Cleco Holdings Board; and provided, further, that such Board Observers shall not have the right to attend executive sessions of the Cleco Holdings Board or any committee thereof, nor shall they be entitled to receive information related thereto, including any minutes or reports.
(d)    All meetings of the Cleco Holdings Board shall be presided over by the Chairman, who shall be selected in accordance with Section 4.02(e). In the event the Chairman is not present at a meeting, the Managers present at that meeting shall select, by Board Supermajority Consent, one Manager as the acting chair of such meeting; provided that if less than seventy-five percent (75%) of the Deemed Cleco Holdings Interests are represented at such meeting, the acting chair shall be selected by Board Majority Consent (subject to compliance with the terms of Section 4.05(a)). The Company’s Secretary (or if such Person is not available, the Person designated by the Chairman to be the acting secretary at a meeting) shall act as the secretary of the meeting and shall make a written record of the proceedings of such meeting which shall be provided to the Member promptly after the meeting.
(e)    At the request of any Manager (acting reasonably), the CEO shall be recused from all or a portion of a Cleco Holdings Board meeting.
(f)    The Cleco Holdings Board shall hold regular executive sessions without the presence of the CEO.
Section 4.05    Quorum and Voting

(a)    At all meetings of the Cleco Holdings Board, the presence of Managers representing seventy-five percent (75%) or more of the Deemed Cleco Holdings Interests shall constitute a quorum for the transaction of business (a “Board Quorum”); provided, that if a Cleco Holdings Board meeting must be adjourned because less than seventy-five percent (75%) of the Deemed Cleco Holdings Interests are represented at such meeting, the quorum requirement shall be reduced to 66.67 percent (66.67%) or more of the Deemed Cleco Holdings Interests for the immediately succeeding Cleco Holdings Board meeting at which only the topics noticed in the adjourned meeting will be covered, and provided further, that if a Cleco Holdings Board meeting must be adjourned a second consecutive time because less than 66.67 percent (66.67%) of the Deemed Cleco Holdings Interests are represented at such meeting, the quorum requirement shall be reduced to fifty percent (50%) or more of the Deemed Cleco Holdings Interests for the immediately succeeding Cleco Holdings Board meeting at which only the topics noticed in the adjourned meeting will be covered. Notwithstanding the foregoing, for purposes of determining whether there is a Board Quorum for discussing and voting on a matter involving a Conflict, the ownership threshold to constitute a Board Quorum shall be calculated by excluding from the denominator the Deemed Cleco Holdings Interests represented by each Designated Manager that has or is deemed to have a Conflict. No action (other than an adjournment of a meeting in accordance with this Section 4.05) may be taken at a meeting of the Cleco Holdings Board unless there is a Board Quorum present.
(b)    All matters submitted to a vote of the Cleco Holdings Board shall be approved by Board Majority Consent, except for matters expressly required to be approved by Board Special Consent, Board Supermajority Consent or Board Extraordinary Consent or matters involving a Conflict, which matters involving a Conflict shall be approved in accordance with the provisions of Section 4.08. Except as otherwise provided by this Agreement, at any time that the Managers are considering a matter, all of the Designated Managers designated by the same General Partner Member, or by any other General Partner Member of the same General Partner Member Group, must vote in the same manner or act by written consent in the same manner, either for or against the matter.
(c)    Each Manager shall make a good faith effort to attend all meetings of the Cleco Holdings Board in person. Subject to the immediately preceding sentence, any Manager may participate in a meeting of the Cleco Holdings Board by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can communicate with each other.
(d)    Except as otherwise specifically provided by this Agreement, any action required or permitted to be taken at any meeting of the Cleco Holdings Board may be taken without a meeting and without a vote, if consents in writing, setting forth the action so taken, are signed by Managers required to approve such action; provided, that notice of the proposed action shall be given to each Manager at least seven (7) days prior to such action being taken. Each written consent shall bear the date and signature of each Manager who signs the consent.
Section 4.06    Delegation by the Cleco Holdings Board
(a)    The Cleco Holdings Board shall be permitted to create any committee that the Cleco Holdings Board in its sole discretion determines is necessary or advisable to further the purposes of the Company set forth in Section 2.05. Any such committee may make recommendations to the Cleco Holdings Board in relation to any matter, but no committee shall have the authority to act for the Cleco Holdings Board unless the Cleco Holdings Board has expressly delegated such authority to such committee by Board Supermajority Consent; provided, no committee shall be delegated the authority to make any decision that is a Board Special Consent Matter, a Board Supermajority Consent Matter or a Board Extraordinary Consent Matter. Committees shall meet at such times as they or the Cleco Holdings Board direct.
(b)    Unless otherwise provided in a resolution of the Cleco Holdings Board, the presence of at least a majority of the Managers of a committee shall be necessary to constitute a quorum. At any committee meeting at which a quorum is present, matters shall be determined by a majority vote (by headcount) of the Managers present.
(c)    The Cleco Holdings Board shall appoint to each committee the Managers who have been designated by a General Partner Member (or a Designated Affiliate thereof) for appointment to such committee in accordance with the terms of the General Partner Agreement. Any Independent Manager shall have the right to be a member of a committee.
Section 4.07    Board Supermajority and Extraordinary Consent Matters
(a)    The Cleco Holdings Board shall not, and shall cause the Company and its Subsidiaries not to, take or agree to take any action specified in Section 4.07 of the Cleco Group Agreement unless such action has been approved by “Board Supermajority Consent” (as defined in the Cleco Group Agreement) of the Cleco Group Board. If any such action has been approved by the Cleco Group Board by “Board Supermajority Consent” (as defined in the Cleco Group Agreement) but also requires approval of or further action by the Cleco Holdings Board, the Cleco Holdings Board may approve such action (or further action) only by Board Supermajority Consent. Subject to compliance with the requirements of Sections 3.08, 3.09, and 3.10 of the General Partner Agreement, in the event that any Board Supermajority Consent Matter is approved by Board Supermajority Consent, or any action requiring “Board Supermajority Consent” (as defined in the Cleco Group Agreement) of the Cleco Group Board has been so approved by the Cleco Group Board, the Cleco Holdings Board shall cause the Company to take, and, as appropriate, shall cause its Subsidiaries to take, any and all actions as are reasonably necessary to effect the action or decision so approved.
(b)    The Cleco Holdings Board shall not, and shall cause the Company and its Subsidiaries not to, take or agree to take any action specified in Section 4.08 of the Cleco Group Agreement unless such action has been approved by “Board Extraordinary Consent” (as defined in the Cleco Group Agreement) of the Cleco Group Board. If any such action has been approved by the Cleco Group Board by “Board Extraordinary Consent” (as defined in the Cleco Group Agreement) but also requires approval of or further action by the Cleco Holdings Board, the Cleco Holdings Board may approve such action (or further action) only by Board Extraordinary Consent. Subject to compliance with the requirements of Sections 3.08, 3.09, and 3.10 of the General Partner Agreement, in the event that any Board Extraordinary Consent Matter is approved by Board Extraordinary Consent, or any action requiring “Board Extraordinary Consent” (as defined in the Cleco Group Agreement) of the Cleco Group Board has been so approved by the Cleco Group Board, the Cleco Holdings Board shall cause the Company to take, and, as appropriate, shall cause its Subsidiaries to take, any and all actions as are reasonably necessary to effect the action or decision so approved.
Section 4.08    Manager Conflicts
(a)    If a Manager determines that he or she has an interest in, or otherwise has a conflict of interest with respect to, any matter (a “Conflict”) that is presented for consideration and approval by the Cleco Holdings Board, (i) such Manager shall, prior to any discussions by the Cleco Holdings Board regarding such matter, disclose such Conflict with respect to such matter and (ii) the approval of a majority of the remaining Managers (voting individually, not by interest, and including a majority of Independent Managers who do not have a Conflict with respect to such matter) shall be obtained before any action is taken with respect to such matter; provided, that such Manager shall be entitled to participate in discussions regarding such matter unless a majority of the remaining Managers (voting individually, not by interest) determines otherwise, and provided further that the Managers without a Conflict with respect to such matter shall be entitled to go into one or more executive sessions as necessary (as determined in good faith) without the presence of the Manager(s) having a Conflict. A Designated Manager or an Alternate Manager shall be deemed to have a Conflict with respect to a matter if the General Partner Member designating such Manager (or any member of its General Partner Member Group or any of the Affiliates of any member of such General Partner Member Group) would have a Conflict with respect to such matter; provided, that if such Conflict involves a contract or arrangement addressed Section 4.08(b) below, then the administration of such Conflict shall be addressed in accordance with the procedures outlined in Section 4.08(b) and not this Section 4.08(a).
(b)    Any contract or arrangement (other than this Agreement) between the Company or one of its Subsidiaries, on the one hand, and any Manager, General Partner Member designating such Manager, any member of such General Partner Member’s General Partner Member Group, or any of their respective Affiliates (any such Person, an “Interested Member”), on the other hand, that (i) is either (A) of a type or size that would otherwise ordinarily be presented to the Cleco Holdings Board for consideration and approval in accordance with the Cleco Holdings Board delegations of authority, or (B) brought to the Cleco Holdings Board for consideration and approval at the discretion of management due to regulatory or reputational concerns, and (ii) constitutes or, if entered into or given effect would constitute, a Conflict for any Manager shall be considered a “Related Party Contract”. With respect to each Related Party Contract (or any material amendment or modification thereto), (1) any affected Manager shall disclose to the Cleco Holdings Board the related Conflict, (2) the approval of a majority of the remaining Managers (voting individually, not by interest, and including a majority of Independent Managers who do not have a Conflict with respect to such matter) shall be obtained before such Related Party Contract (or such amendment or modification) is entered into by the Company (or any of its Subsidiaries) or any Interested Member, and (3) if such Related Party Contract (or such amendment or modification) is a matter covered under Section 4.07 of this Agreement, and if such Related Party Contract (or such amendment or modification) is approved under clause (2) hereof, such Related Party Contract (or such amendment or modification) shall further be subject to approval in accordance with Section 4.07 of this Agreement; provided, that Managers with a Conflict shall be entitled to participate in all discussions regarding such Related

Party Contract; and provided, further, that the Managers without a Conflict shall be entitled to go into one (1) or more executive sessions as necessary (as reasonably determined) without the presence of the Manager(s) that have a Conflict.
(c)    Any contract or arrangement (other than this Agreement) between the Company or one of its Subsidiaries, on the one hand, and any Manager, General Partner Member designating such Manager, any member of such General Partner Member’s General Partner Member Group, or any of their respective Affiliates, on the other hand, that is not a Related Party Contract shall be considered a “Flagged Contract”. Management of the Company shall disclose to the Cleco Holdings Board at the next regularly scheduled meeting of the Cleco Holdings Board each new Flagged Contract or any amendments or modifications to Flagged Contracts previously disclosed to the Cleco Holdings Board of which the management of the Company becomes aware in the ordinary course of operating the business, without inquiry of any member or any Affiliate of any Member. For the avoidance of doubt, the provisions of Section 4.08(a) or Section 4.08(b) (including special approval requirements set forth therein) shall not apply to any Flagged Contract by virtue of its status as a Flagged Contract. For the purposes of this Section 4.08(c), the term “Affiliate” shall be defined without regard to the second sentence of the definition of “Affiliate” in Section 1.01. The Cleco Holdings Board shall report to the General Partner information that has been disclosed to the Cleco Holdings Board pursuant to this Section 4.08(c).
(d)    Notwithstanding anything contained in this Agreement to the contrary, (i) the Company and each of its Subsidiaries must comply with all regulatory or statutory requirements concerning any relationships or transactions among affiliates or other related parties, as such terms (or similar terms) are used in the applicable regulatory or statutory context; and (ii) the Company shall not, and shall cause the Company and each of its Subsidiaries not to, take any action or enter into any transaction other than in compliance with such regulatory or statutory requirements.
(e)    Notwithstanding anything contained in this Section 4.08 to the contrary, for so long as required by applicable Law, the affirmative vote of at least one Independent Manager shall be required for any approval made pursuant to this Section 4.08 to be effective.
Section 4.09    Officers
(a)    The Officers of the Company shall consist of a CEO, a CFO and such other Officers as may be deemed necessary or desirable by the Cleco Holdings Board. The Cleco Holdings Board shall appoint as CEO and CFO the Persons that have been nominated and appointed as chief executive officer and chief financial officer, respectively, of Cleco Group in accordance with the terms of the Cleco Group Agreement. Each other Officer of the Company may be appointed by the Cleco Holdings Board by Board Majority Consent.
(b)    In its discretion, the Cleco Holdings Board may choose not to fill any office for any period as it may deem advisable. Any number of offices may be held by the same person. No Officer need be a member of the Company or, other than the CEO, a resident of the State of Louisiana. Officers shall have such authority and perform such duties as set forth in this Agreement (in the event set forth in this Agreement), as well as any other duties the Cleco

Holdings Board, from time to time, delegates to any such Officer (in accordance with the terms of this Agreement). The scope of any such delegation shall be specified in the Cleco Holdings Board action granting the delegation. Any such delegation shall remain in effect until withdrawn and notice of such withdrawal shall be given in writing to the Officer under that delegation and recorded in the minutes of the Company. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Cleco Holdings Board; provided, that the compensation (including incentive schemes, pension and other benefits) of the CEO and the CFO shall be subject to Board Supermajority Consent and approval by the Cleco Group Board in accordance with Section 4.07(f) of the Cleco Group Agreement. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Cleco Holdings Board. Any Officer may be removed as such, either with or without cause, by Board Majority Consent; provided, that all Managers shall act reasonably in considering a proposal to dismiss the CEO, CFO or any other senior officer of the Company.
(c)    The CEO shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Cleco Holdings Board are carried into effect. The CEO or any other Officer authorized by the CEO or the Cleco Holdings Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by Law or this Agreement to be otherwise signed and executed or (ii) where signing and execution thereof shall be expressly delegated by the Cleco Holdings Board to some other Officer or agent of the Company. The CEO and any other Officer authorized by the CEO or the Cleco Holdings Board shall each have the authority to make tax elections and tax filings, subject to the terms of the Cleco Group Agreement, including Section 4.07(m) thereof.
(d)    The CFO shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Cleco Holdings Board. The CFO shall disburse the funds of the Company as may be ordered by the Cleco Holdings Board, taking proper vouchers for such disbursements, and shall render to the Cleco Holdings Board, at its regular meetings or when the Cleco Holdings Board so requires, an account of all of the CFO’s transactions and of the financial condition of the Company. In addition, in the absence of the CFO or in the event of the CFO’s inability to act, the Treasurer, if any, shall perform the duties of the CFO, and when so acting, shall have all the powers of and be subject to all the restrictions upon the CFO.
(e)    The Treasurer, if there be one, shall have such responsibilities and duties as are delegated by the Cleco Holdings Board in writing, which may include serving as the CFO of the Company and responsibility for the Company’s funds and valuable papers.
(f)    The Secretary, if there be one, shall have such responsibilities and duties as are delegated by the Cleco Holdings Board in writing, which may include filing legal documents and maintaining records for the Company, attending all meetings of the Cleco Holdings Board and recording all the proceedings of the meetings of the Cleco Holdings Board in a book to be kept for that purpose, and performing like duties for the standing committees when required.

(g)    The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Cleco Holdings Board, in each case in accordance with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to the other provisions of this Agreement, the actions of the Officers taken in accordance with such powers shall bind the Company.
(h)    Except to the extent otherwise modified herein or governed by Section 1314 of the LaLLCL, each Officer shall have fiduciary duties similar to those of officers of business corporations organized under the Louisiana Business Corporations Act.
(i)    The Officers of the Company as of the Effective Date are as set forth on Exhibit D to this Agreement.
ARTICLE V
CORPORATE OPPORTUNITIES; LIMITATIONS ON DUTIES; INDEMNIFICATION
Section 5.01    Waiver of Certain Duties; Other Business.
(a)    The Designated Managers, the Alternate Managers, and each of their respective Affiliates (including each General Partner Member Group and its Affiliates) and Representatives (other than any Person who is a full time officer or employee of the Company or any of its Subsidiaries) (i) may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company or any of its Subsidiaries), on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and (ii) may engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company or any of its Subsidiaries, including businesses or activities that are the same as or similar to, or compete directly or indirectly with, those of the Company or any of its Subsidiaries.
(b)    None of the Designated Managers, the Alternate Managers, or any of their respective Affiliates (including each General Partner Member Group and its Affiliates) or their respective Representatives (other than any person who is a full time officer or employee of the Company or any of its Subsidiaries) shall have any obligation to present any business opportunity to the Company or any of its Subsidiaries, even if the opportunity is one that the Company or any of its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its Subsidiaries.
Section 5.02    Limitation on Duties
(a)    The Member shall have no duty (including any fiduciary duty) to the Company or any other Person (including any creditor of the Company), except as otherwise required by Law.

(b)    Each Designated Manager and Alternate Manager shall be the agent of the General Partner Member that designated such individual pursuant to the terms of the General Partner Agreement. Accordingly, to the fullest extent permitted by Law, (i) a Designated Manager is permitted to vote in accordance with the instructions of the applicable General Partner Member or based on the interests of such General Partner Member or its General Partner Member Group and (ii) no Designated Manager or Alternate Manager shall owe (or be deemed to owe) any duty (fiduciary or otherwise) to the Company or to the Member . In connection with the determination of any and all matters presented to the Cleco Holdings Board (or any of its committees), the Company and the Member waive, to the fullest extent permitted by Law, any claim or cause of action against any Designated Manager or Alternate Manager that could be asserted for breach of fiduciary duty or duty of loyalty. The provisions of this Agreement, to the extent that they eliminate or restrict the duties and liabilities of a Designated Manager or an Alternate Manager otherwise existing at law or in equity, are agreed by the Company and the Member to replace, to the fullest extent permitted by Law, such other duties and liabilities of such Designated Manager or Alternate Manager. For the avoidance of doubt, with respect to any Designated Manager or Alternate Manager who also serves as an Officer, the fiduciary duties applicable to such Person pursuant to Section 4.09(h) when acting in the capacity of an Officer shall not be eliminated.
(c)    In addition to the duties imposed by Section 1314 of the LaLLCL, each Independent Manager and the CEO (when acting as a Manager), in the performance of his or her duties as such, shall owe to the Company and the Member the same fiduciary duties as would be owed by the directors of a Louisiana corporation to the corporation and its stockholders under the laws of the State of Louisiana.
Section 5.03    Indemnification.
(a)    Right to Indemnification. The Company shall to the fullest extent permitted by Law, indemnify, defend, and hold harmless the Member, each of the Managers and each Officer (all such indemnified persons being referred to as “Indemnified Persons”), from any liability, loss, or damage incurred by the Indemnified Person by reason of any act performed or omitted to be performed by the Indemnified Person in connection with the business of the Company (including by reason of the fact that such Person is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise) and from liabilities or obligations of the Company or the Member imposed on such Indemnified Person by virtue of any such Person’s status as an Indemnified Person, provided, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Person, indemnification under this Section 5.03 shall be available (i) with respect to any Indemnified Person other than an Officer or Independent Manager, unless such action or inaction constituted fraud or a willful material breach of such Person’s obligations under this Agreement and (ii) with respect to any Officer (including the CEO, when acting as an Officer or as a Manager) or any Independent Manager, only if the Indemnified Person, at the time of such action or inaction, reasonably determined that his or her course of conduct was in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Without the prior written consent of the Cleco Holdings Board, acting by Board Special Consent, no Indemnified Person shall be entitled to indemnification hereunder with respect to a proceeding initiated by such Indemnified Person or with respect to a proceeding between such Indemnified Person on the one hand and any of the Company or its Subsidiaries on the other (other than a proceeding to enforce such Indemnified Person's rights under this Section 5.03 or a proceeding seeking a finding of no liability with respect to a matter that otherwise could give rise to a claim for indemnification under this Section 5.03). In addition, and notwithstanding the foregoing, without the prior written consent of the Cleco Holdings Board, acting by Board Special Consent, no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to actions or omissions by such Indemnified Person or its Affiliates to the extent the act or omission was attributable to such Indemnified Person’s or its Affiliates’ breach of the implied covenant of good faith and fair dealing, as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). For purposes of avoiding doubt, the Company’s indemnification obligations as set forth in this Section 5.03 shall not extend or be applicable to actions or omissions of a Manager or Officer when acting in his or her capacity as a manager, officer, director or agent of the Member, the Partnership or the General Partner.
(b)    Advance Payment. The Company will advance (prior to final resolution or disposition of an indemnification claim) the full amount of expenses (including reasonable attorneys’ fees of an Indemnified Person) as incurred by such Indemnified Person and will be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement thereof, provided that such Indemnified Person executes an undertaking, with appropriate security if requested by the Cleco Holdings Board, to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction finds that such Indemnified Person is not entitled to indemnification under this Section 5.03.
(c)    Indemnification of Employees and Agents. The Company, by adoption of a resolution of the Cleco Holdings Board, may, but will not be obligated to, indemnify and advance expenses to any employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Officers under Section 5.03(a).
(d)    Primacy of Obligations. In furtherance of Section 5.03(a), the Company acknowledges that certain Indemnified Persons may have rights to indemnification, advancement of expenses and/or insurance provided by a General Partner Member or Affiliates (a “Member Indemnitor”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such Indemnified Persons are primary and any obligation of the Member Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Persons are secondary), and (ii) that the Company shall be required to advance the full amount of expenses incurred by such Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Persons), without regard to any rights such Indemnified Persons may have against the Member Indemnitor. The Company further agrees that no advancement or payment by the Member Indemnitor on behalf of any such

Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing, and the Member Indemnitor shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company.
(e)    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 5.03 shall not be exclusive of any other right which the Member or other Person indemnified pursuant to this Section 5.03 may have or hereafter acquire under any Law (common or statutory), provision of this Agreement, agreement, vote of Member or disinterested Managers or otherwise. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall in any way limit any rights to indemnification, advancement of expenses or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Date existing prior to the Effective Date in favor of the current or former directors and officers of the Company and its subsidiaries or the fiduciaries indemnified prior to the Effective Date under benefit plans of the Company and its subsidiaries.
(f)    Insurance. The Company shall purchase and maintain insurance, or cause its Subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any Person who is or was serving as a Manager, Officer or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section 5.03. For purposes of avoiding doubt, any such insurance coverage shall not extend or be applicable to actions or omissions of a Manager, Officer or other agent when acting in his or her capacity as a manager, officer, director or agent of the Partnership or the General Partner.
(g)    Limitation. Notwithstanding anything contained herein to the contrary (including in this Section 5.03), any indemnity by the Company relating to the matters covered in this Section 5.03 shall be provided out of and to the extent of the Company’s assets only (without any ability of the Company to call additional capital for such purpose), and the Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have no personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company (except as expressly provided herein).
(h)    Effect on Other Agreements and the Member’s Obligations. This Section 5.03 shall not in any way affect, limit or modify the Member’s liabilities or obligations under this Agreement or any Manager’s, Officer’s or employee’s liabilities or obligations under any employment agreement, consulting agreement, confidentiality agreement, non-compete agreement, non-solicit agreement or any similar agreement with the Company or any of its Subsidiaries.
(i)    Merger or Consolidation; Other Enterprises. For purposes of this Section 5.03, references to “the Company” shall include the resulting company in any consolidation or merger, as well as any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, and employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a manager, director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 5.03 with respect to the resulting or surviving company as it would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 5.03(i), references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company or of another Person undertaken at the request of the Company that imposes duties on, or involves services by, such manager, director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Section 5.03.
(j)    Savings Clause. If this Section 5.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Member, each Manager and Officer, and any other Person indemnified pursuant to this Section 5.03 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Section 5.03 that shall not have been invalidated and to the fullest extent permitted by applicable Law.
ARTICLE VI
CAPITALIZATION
Section 6.01    Units Generally. The membership interests of the Member shall be represented by Units. The Member shall own all of the Units. Unless the Cleco Holdings Board otherwise directs, Units will not be represented by certificates.
ARTICLE VII
DISTRIBUTIONS
Section 7.01    Distributions.
(a)    Except as otherwise provided in this Agreement, and in accordance with the Distribution Policy, the Company shall distribute (whether by dividend, reduction of capital or otherwise) to the Member all Distributable Cash no later than thirty (30) days after the end of each fiscal quarter.

(b)    Any distributions pursuant to this Section 7.01 made in error or in violation of Section 1324 et seq. of the LaLLCL, shall, upon demand by the General Partner, be returned to the Company.
(c)    Other than as provided in Section 9.02(c)(ii), nothing in this Section 7.01 shall, or shall be deemed or construed to, govern or be applicable to any distributions of the assets of the Company made or to be made in connection with the liquidation and termination of the Company as provided in Section 9.02, and all such distributions shall be governed by the terms and provisions of such Section 9.02.
(d)    Notwithstanding any other provision in the Agreement, the Company shall not be required to make a distribution to the Member if such distribution would violate the Act or other applicable Law.
Section 7.02    Withholding. If the Company is required by Law to make any Tax payment that is specifically attributable to the Member or the Member’s status as such (including any federal, state, local or foreign withholding, personal property, personal property replacement, unincorporated business or other taxes), then the Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Company may pursue and enforce all rights and remedies it may have against the Member under this Section 7.02, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to ten percent (10%) per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by Law) and shall be entitled to deduct and offset any amounts owed to the Company by the Member hereunder from amounts otherwise payable or distributed to the Member. The obligations hereunder shall survive the winding up or dissolution of the Company.
ARTICLE VIII
ACCOUNTING AND BANK ACCOUNTS
Section 8.01    Accounting and Fiscal Year. Subject to Section 448 of the Code and compliance with applicable requirements of the LPSC, the financial statements of the Company shall be prepared in accordance with GAAP. The fiscal year of the Company shall end on the same date as the Member’s fiscal year ends, or on such other date permitted or required under the Code as the Cleco Holdings Board shall determine (the “Fiscal Year”). The auditor of the Company and its Subsidiaries is expected to continue to be the existing auditor of the Company, which is Deloitte & Touche LLP.
Section 8.02    Bank Accounts. The Cleco Holdings Board may not commingle the Company’s funds with funds of any other Person.
ARTICLE IX
DISSOLUTION, LIQUIDATION, AND TERMINATION
Section 9.01    Dissolution. The Company will dissolve and its affairs will be wound up upon the first to occur of any of the following events:

(a)    A determination by the Member to dissolve the Company (acting only after compliance with all applicable approval and consent requirements of the Cleco Group Agreement, the Limited Partnership Agreement and the General Partner Agreement); or
(b)    Any event requiring dissolution of the Company under the LaLLCL.
Section 9.02    Liquidation and Termination. On dissolution of the Company, the Cleco Holdings Board will appoint one or more Persons as liquidator(s), acting by Board Supermajority Consent. The liquidator will proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Cleco Holdings Board. The steps to be accomplished by the liquidator are as follows:
(a)    as promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)    the liquidator will pay from Company funds all of the debts and liabilities of the Company (including, all expenses incurred in liquidation or otherwise make adequate provision therefor (including, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine)); and
(c)    the Company will dispose of all remaining assets as follows:
(i)    the liquidator may sell any or all Company property, including to the Member or any of its Affiliates; and
(ii)    thereafter, Company property will be distributed to the Member in accordance with Section 7.01.
(d)    All distributions in kind to the Member will be made subject to the liability of the Member for the costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities will be allocated to the Member pursuant to this Section 9.02.
(e)    Nothing contained in this Section 9.02 shall be construed as authorizing the Cleco Holdings Board, or the liquidator, to amend, change or modify this Agreement except in accordance with Section 10.04 or as otherwise may be provided in this Agreement.
Section 9.03    Cancellation of Filing. On completion of the distribution of Company assets as provided herein, the Company and this Agreement shall be terminated, and the Member (or such other Person or Persons as may be required) shall cause the cancellation of any other filings made as provided in Section 2.06 and shall take such other actions as may be necessary to terminate the Company.

ARTICLE X
GENERAL PROVISIONS
Section 10.01    Notices. All notices, requests, consents, agreements or other communications under this Agreement must be in writing to be effective and shall be addressed to the recipient and sent to the address or email address or facsimile number of such other party given in this section for the purpose and marked for the attention of the Person so given or such other address, email address or facsimile number or marked for such other attention as such other party may from time to time specify by notice given in accordance with this section to the other parties and will take effect (or be deemed to have been given or delivered, as the case may be):
(a)    upon actual receipt, if delivered personally,
(b)    upon confirmation of successful transmission, when delivered by email or facsimile if sent during normal business hours of the recipient or on first Business Day after sending if transmitted after normal business hours of the recipient (provided, that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein), or
(c)    on the Business Day (or if sent outside the United States, on the third Business Day) following the Business Day of sending, if delivered by internationally recognized overnight courier.
The relevant contact information of the Company as of the date of this Agreement is as follows:
Cleco Corporate Holdings LLC
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
Attention:    Chris Leslie
Facsimile:    (212) 231 1828
Email:        chris.leslie@macquarie.com
The relevant contact information of the Member as of the date of this Agreement is set forth on Exhibit B.
Section 10.02    Entire Agreement; No Third-Party Beneficiaries
(a)    This Agreement, the Cleco Group Agreement, the General Partner Agreement and the Limited Partnership Agreement (together with the Exhibits hereto and thereto) constitute the entire agreement of the parties as to the subject matter hereof and supersede any and all prior agreements, understandings and negotiations, whether oral or written, relating to such subject matter.
(b)    This Agreement is not intended to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies hereunder; except that each of the General Partner Members shall be express, intended third-party beneficiaries of this Agreement and all of the Indemnified Persons shall be express, intended third-party beneficiaries with respect to Section 5.01.
Section 10.03    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company will not constitute a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long such failure continues, will not constitute a waiver by that Person of its rights with respect to that default until the applicable limitations period has expired.
Section 10.04    Amendment, Modification and Waiver. This Agreement may not be amended or otherwise modified or waived except by the Member (acting only after compliance with all applicable approval and consent requirements of the Cleco Group Agreement, the Limited Partnership Agreement and the General Partner Agreement). The failure of a party at any time or from time to time to require performance of any provisions hereof shall in no manner affect its rights at a later time to enforce the same. The terms, conditions, covenants, representations and warranties hereof may be waived only by a written instrument executed by the party waiving compliance.
Section 10.05    Binding Effect. This Agreement shall be binding on and inure to the benefit of the Member and its heirs, legal representatives, successors, and permitted assigns.
Section 10.06    Governing Law; Waiver of Jury Trial.
(a)    This Agreement and any dispute amongst the parties including all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Louisiana and the LaLLCL, as in effect from time to time, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Louisiana.
(b)    THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.
Section 10.07    Disputes; Attorneys’ Fees.
(a)    In the event of any dispute between or among any of the Company, the Member and any of the Managers arising out of or relating to the existence, application, construction, interpretation, breach, termination or validity of this Agreement (a “Dispute”), then for a period of fifteen (15) days from receipt of notice (the “Resolution Period”), the parties to such Dispute shall attempt to amicably settle such Dispute. If an amicable settlement cannot be reached by the disputing parties during the Resolution Period, then any party to such Dispute shall have the right, but only within sixty (60) days following the end of the Resolution Period, to submit such Dispute to final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) in accordance with its rules of arbitration then in effect (the “ICC Rules”), except as modified by this Section 10.07. There shall be three arbitrators. The arbitrators shall be impartial, and the presiding arbitrator shall be a retired Delaware Chancery Court judge or Delaware Supreme Court justice, if reasonably available. The arbitrators shall be selected as follows: (i) the party submitting the Dispute to arbitration shall at the same time as it submits such Dispute also request the ICC Court to provide a slate of six (6) potential arbitrators (two of whom shall be retired Delaware Chancery Court judges or Delaware Supreme Court justices, if available) to the parties to the Dispute from which the parties to the Dispute shall select three (3) arbitrators and shall designate one (1) arbitrator from among those three (3) arbitrators as the presiding arbitrator; and (ii) in the event that the parties fail to agree in writing on either the selection of three (3) arbitrators or the presiding arbitrator within five (5) Business Days of receiving the slate of potential arbitrators from the ICC Court, the ICC Court will select the three (3) arbitrators and the presiding arbitrator who will hear and render a decision on the Dispute. Any such arbitration shall be held, and the award rendered in, New York, New York and shall be conducted in English. Each party in such Dispute shall bear its own fees, costs and expenses. The arbitral tribunal shall render its reasoned decision no later than ninety (90) days from the date on which it completes its hearing of the Dispute. Any decision or award of the tribunal shall be final and binding upon the parties to the arbitration proceeding. Any monetary award shall be expressed in U.S. dollars. There will be no appeal from the decision of the tribunal on questions of fact, law, or mixed fact and law. The parties to a Dispute under this Section 10.07 shall keep each Manager, the Company and the Member (if they are not parties to such Dispute), informed on a reasonable basis of the status of such Dispute, including any settlement thereof. Notwithstanding any provision of this Agreement to the contrary, this Section 10.07 shall be construed to the maximum extent possible to comply with the laws of the State of Louisiana, including the Louisiana Binding Arbitration Law (the “Louisiana Binding Arbitration Law”). The parties agree that the arbitral tribunal shall have the power and authority to grant equitable remedies including, but not limited to, specific performance and injunction.
(b)    If it is determined by a court of competent jurisdiction that any provision or wording of this Section 10.07, including any ICC Rules, are invalid or unenforceable under the Louisiana Binding Arbitration Law, or other applicable Law, such invalidity shall not invalidate all of this Section 10.07. In that case, this Section 10.07 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Louisiana Binding Arbitration Law or other applicable Law, and, in the event such term or provision cannot be so limited, this Section 10.07 shall be construed to omit such invalid or unenforceable provision.
(c)    Any party to an arbitration proceeding initiated under this Section 10.07 may bring (or cause the Company to bring, as applicable) an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award.

(d)    THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY JUDICIAL SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING INJUNCTIVE RELIEF PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN THE DELAWARE COURT OF CHANCERY (UNLESS THE COURT OF CHANCERY OF THE STATE OF DELAWARE SHALL DECLINE TO ACCEPT JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN WHICH CASE, IN ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY JUDICIAL SUIT, ACTION OR PROCEEDING OR TO SEEK INJUNCTIVE RELIEF ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN THE STATE OF DELAWARE). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.
Section 10.08    Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid or unenforceable in any respect for any reason and in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and enforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the applicable thereof, in any other jurisdiction.
Section 10.09    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
Section 10.10    Waiver of Certain Rights. To the maximum extent permitted by applicable Law, the Member irrevocably waives any right it might have to maintain any action for dissolution of the Company, or to maintain any action for partition of the property of the Company.
Section 10.11    Offset. Whenever the Company is to pay any sum to the Member or any Affiliate or related person thereof, any amounts that the Member or such Affiliate or related person owes to the Company or any of its Subsidiaries which are not the subject of a good faith dispute may be deducted from that sum before payment.
Section 10.12    Creditors.
(a)    None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor.
(b)    Anything herein to the contrary notwithstanding, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of the Member as a lender to the Company or its Affiliates pursuant to any agreement under which the Company or any of its Affiliates has or from time to time will have borrowed money from the Member.
Section 10.13    Specific Performance. Each party hereto, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, shall be entitled to seek specific performance of each other party’s obligations under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any of them of the provisions of this Agreement and each hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.
Section 10.14    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective to the same extent as delivery of a manually executed counterpart to this Agreement.
Section 10.15    Recapitalization, Exchange. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all Units of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, conversion to a corporation or otherwise) that may be issued in respect of, in exchange for, or in substitution of, the Units and shall be appropriately adjusted for any dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the Effective Date.
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the Effective Date.

Executed for and on behalf of CLECO GROUP LLC
/s/ Darren Olagues
Name: Title:
/s/ Julia Callis
Name: Title:

Executed for and on behalf of CLECO CORPORATE HOLDINGS LLC
/s/ Darren Olagues
Name: Title:
/s/ Julia Callis
Name: Title:

OPERATING AGREEMENT OF CLECO CORPORATE HOLDINGS LLC SIGNATURE PAGE

EXHIBIT LIST

EXHIBIT A    Member, Capital Contributions and Units
EXHIBIT B    Contact Information of the Member
EXHIBIT C-1    Initial Managers
EXHIBIT C-2    Managers as of the Close of Business on the Effective Date
EXHIBIT D    Officers as of the Effective Date
EXHIBIT E    Independent Valuation Experts

EXHIBIT A
Member, Capital Contributions and Units

Member	Units as of the Effective Date	Capital Contributions as of the Effective Date	Investor Percentage (%) as of the Effective Date
Cleco Group LLC	1,000	$0	100%

A-1

EXHIBIT B
Contact Information of the Member

Cleco Group LLC	125 West 55th Street, 15th Floor New York, NY 10019 Attention: Chris Leslie Facsimile: (212) 231 1828 Email: chris.leslie@macquarie.com

B-1

EXHIBIT C-1
Initial Managers

Name of Manager	Contact Information of Manager	Member Designating Manager
Christopher Leslie	chris.leslie@macquarie.com	MIP Cleco Partners L.P.
Andrew Chapman	andrew.chapman@macquarie.com	MIP Cleco Partners L.P.
Mark Fay	mark.fay@macquarie.com	MIP Cleco Partners L.P.
Lincoln Webb	lincoln.webb@bcimc.com	bcIMC Como GP Inc.
Richard Dinneny	richard.dinneny@bcimc.com	bcIMC Como GP Inc.
Steve Turner	steve.turner@bcimc.com	bcIMC Como GP Inc.
Recep Kendircioglu	rkendircioglu@jhancock.com	JH Como Investments, LLC
Darren Olagues	darren.olagues@cleco.com	Chief Executive Officer

C-1

EXHIBIT C-2
Managers as of the Close of Business on the Effective Date

Name of Manager	Contact Information of Manager	Member Designating Manager
Christopher Leslie	chris.leslie@macquarie.com	MIP Cleco Partners L.P.
Andrew Chapman	andrew.chapman@macquarie.com	MIP Cleco Partners L.P.
Mark Fay	mark.fay@macquarie.com	MIP Cleco Partners L.P.
Lincoln Webb	lincoln.webb@bcimc.com	bcIMC Como GP Inc.
Richard Dinneny	richard.dinneny@bcimc.com	bcIMC Como GP Inc.
Steve Turner	steve.turner@bcimc.com	bcIMC Como GP Inc.
Recep Kendircioglu	rkendircioglu@jhancock.com	JH Como Investments, LLC
Peggy Scott	peggybscott@gmail.com	Independent
Bruce Wainer	bruce@wainerco.com	Independent
Randy Gilchrist	rgilchrist@gilchristconstruction.com	Independent
Rick Gallot	rick@rickgallot.com	Independent
Darren Olagues	darren.olagues@cleco.com	Chief Executive Officer

C-2

EXHIBIT D
Officers as of the Effective Date

Name	Title
Darren Olagues	Chief Executive Officer
Terry L. Taylor	Chief Financial Officer
Julia Callis	General Counsel and Secretary

D-1

EXHIBIT E
Independent Valuation Experts

1.	Morgan Stanley

2.	JPMorgan Chase

3.	Bank of America Merrill Lynch

4.	Barclays

5.	Goldman Sachs

E-1